Exhibit 99.1

PRESS RELEASE

Press Contact:

Liz Shows

Odyssey Marine Exploration, Inc.

(813) 876-1776 x 2335

lshows@odysseymarine.com

Investor Relations Contact:

Ron Both

Liolios Group, Inc.

(949)574-3860

OMEX@liolios.com

Odyssey Marine Exploration Nets $8.75 Million from Oceanica Equity Transactions

Tampa, FL – June 14, 2013 – Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX), a pioneer in the field of deep-ocean shipwreck and offshore mineral exploration, has received $10 million from the early exercise of an option held by Mako Resources, LLC, an independent investment group, to purchase eight million shares of Oceanica Resources, S. de R.L. owned by Odyssey. Mako was granted the option in connection with Mako’s earlier purchase of 15 million shares of Oceanica Resources from Odyssey in February 2013.

The option exercise price of $1.25 per share, discounted from the original exercise price of $2.50 per share in order to facilitate this transaction, represents a 25% value increase over the price Mako paid for the Oceanica shares purchased in February 2013. Mako continues to hold the option to purchase an additional seven million shares of Oceanica at $2.50 per share at any time on or before December 31, 2013.

As part of the company’s strategy to maintain a control position in Oceanica, in parallel with the early exercise, Odyssey has also reached an agreement to purchase one million shares of Oceanica from another Oceanica shareholder at $1.25 per share in a transaction that provides a one-year option to purchase an additional one million shares at $2.50 per share. This transaction also grants Odyssey voting rights on an additional three million shares of Oceanica held by such other Oceanica shareholder so long as there is no change in control of Odyssey.

The net effect of these transactions is that Odyssey will ultimately incur less dilution of its Oceanica ownership than originally anticipated under the initial stock sale agreement with Mako and Odyssey will now be able to effectively maintain voting control in the entity. Assuming all options are exercised and based on the total number of shares currently outstanding, Odyssey would own 49.6 percent of Oceanica with voting rights on a total of 52.6 percent of the shares.

“The combination of these transactions adds $8.75 million to our cash position and bolsters our balance sheet as we enter the height of our project season with no incremental dilution for Odyssey shareholders,” said Mark Gordon, Odyssey’s president and COO. “These transactions also provide for our continued control of Oceanica. We expect to recapture the early exercise discount we extended to Mako through a combination of the return generated from other projects that will be funded from these proceeds and by the ultimate appreciation of the additional shares of Oceanica that we acquired in this series of transactions.”

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology for historic shipwreck projects, modern commodity shipwrecks and mineral exploration. Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to the general public, students, and collectors through its webstore, exhibits, books, television, merchandise, educational programs and virtual museum located at www.OdysseysVirtualMuseum.com. The company also maintains a Facebook page at http://www.facebook.com/OdysseyMarine and a Twitter feed @OdysseyMarine.

For more information about Odyssey, visit www.odysseymarine.com.

Forward-Looking Information

Odyssey Marine Exploration believes the information set forth in this News Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Report Act of 1995, Section 27A of the Securities Act of 1993 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission.